Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness or Bruce Voss	Paul E. Landers, SVP & CFO
(310) 691-7100	(858) 552-7962

QUIDEL ANNOUNCES STOCK REPURCHASE PROGRAM

SAN DIEGO (June 14, 2005) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today announced that its Board of Directors has authorized the Company to repurchase up to $25 million in shares of its common stock.  Under the program, shares of the Company’s common stock may be repurchased from time to time in both privately negotiated and open market transactions, including pursuant to a 10b5-1 plan, and for a period of up to two years, subject to management’s evaluation of market conditions, applicable legal requirements and other factors.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

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